Exhibit 10.1

THIS LEASE is made the 17th day of October, 2008 (the “Effective Date”), by and between SAI PROPERTY MANAGEMENT LLC, a New Jersey limited liability company having an address at 2 Henderson Drive, West Caldwell, New Jersey 07006 (“Landlord”); and MICROWAVE CONCEPTS, INC, a Delaware Corporation with an address at 12 Gardner Road, Fairfield, New Jersey 07004 (the “Tenant”).

W I T N E S S E T H:

ARTICLE I

Demise of Premises

Section 1.01. The Landlord, for and in consideration of the rents to be paid and of the covenants and agreements hereinafter contained to be kept and performed by the Tenant, hereby demises and leases unto the Tenant, and the Tenant hereby hires and takes from the Landlord, for the term and the rent and upon the covenants and agreements hereinafter set forth, the Demised Premises (as hereinafter defined in Article IV) which is situated on that certain parcel of land located 2 Henderson Drive, West Caldwell, New Jersey (the “Real Property”).

ARTICLE II

Term of Lease

Section 2.01. The term of this Lease shall be for approximately five (5) years and two (2) months (the “Term”). The Lease shall commence on date Landlord delivers possession of the Demised Premises (the “Commencement Date”) and shall end on the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date (the “Termination Date”), unless the Lease is sooner terminated or extended pursuant to the terms herein.

ARTICLE III

Rent

Section 3.01. Tenant shall pay to Landlord, during the Term without counterclaim, deduction or setoff, Basic Rent payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Basic Rent shall be due commencing on the Rent Commencement Date and shall be payable as follows:

Lease Months	Rent Per Square Foot	Annual Rent	Basic Monthly Rent
Commencement Date through Rent Commencement Date	$0.00	$0.00	$0.00
Rent Commencement Date through Termination Date	$9.50	$218,500.00	$18,208.33

Section 3.02. The foregoing Rent shall be paid on the first day of each month during the Lease Year except that a proportionately lesser sum may be paid for the first and last months of the Term of this Lease if the Term commences on a date other than the first day of the month, in accordance with the provisions of this Lease hereinafter set forth. The Basic Monthly Rent and Additional Rent, shall be payable at the office of Landlord, at the address above set forth, or as may otherwise be directed by notice from Landlord to Tenant.

Section 3.03. Tenant shall, and will, during the Term pay, or cause to be paid, to Landlord, the Basic Monthly Rent as herein provided and all other sums that may become due and payable by Tenant, hereunder, at the time and in the manner herein provided, without counterclaim, offset or deduction; and all other sums due and payable by Tenant hereunder may, at Landlord’s option, be deemed to be, and treated as, Additional Rent, and added to any Basic Monthly Rent due and payable by Tenant hereunder, and, in the event of nonpayment of such other sums, Landlord shall have all the rights and remedies herein provided for in the case of the nonpayment of rent, or of a breach of any covenant to be performed by Tenant.

Section 3.04. The Basic Rent payable by Tenant pursuant to this Lease is intended to be net to Landlord, and all other charges and expenses incurred in connection with Tenant’s use, occupancy, care, maintenance, operation and control of the Demised Premises, including but not limited to the charges and expenses payable pursuant to Articles VII and VIII of this Lease, shall be paid by Tenant, excepting charges and expenses resulting from acts or omissions of Landlord and other payments to be paid or obligations undertaken by Landlord as specifically provided in this Lease.

Section 3.05. Notwithstanding anything contained in this Article III to the contrary, the Basic Monthly Rent shall commence the later of (a) sixty (60) days after the Commencement Date or (b) January 1, 2009 (the “Rent Commencement Date”). However, if Landlord fails to substantially complete Landlord’s Work on or before January 1, 2009, then the Rent Commencement Date shall be delayed one day for each additional day of Landlord’s delay.

Section 3.06. As used in this Lease, Basic Rent shall mean either Annual Basic Rent or Basic Monthly Rent, as appropriate.

ARTICLE IV

The Demised Premises

Section 4.01. The Demised Premises consists approximately 23,000 square feet of space in a portion of the building (the “Building”) located on the Real Property. Tenant acknowledges that it has inspected and is fully familiar with the condition of the Demised Premises and is leasing the same in its “WHERE IS, AS IS” condition without any representations by Landlord except as expressly provided herein, and, except Landlord shall perform the work set forth on Exhibit B (“Landlord’s Work”) at Landlord’s sole cost and expense which Landlord’s work shall be completed simultaneously with the Tenant’s Work (as hereinafter defined) to the Commencement Date in a good workmanlike manner in accordance with Municipal, State, and Federal applicable building codes. The Demised Premises shall be measured from outside wall to outside wall unless the demising wall is shared with an adjacent tenant, in which case the Demised Premises shall be measured from outside wall to the center line of the demising wall. In the event of a dispute regarding the square footage of the Demised Premises, the determination of Landlord’s architect shall be deemed to final and binding for purposes herein.

Section 4.02. If necessary and to the extent applicable, other than Landlord’s Work Tenant shall be responsible for preparing the interior of the Demised Premises to suit the particular needs of Tenant’s business operations (“Tenant’s Work”). Tenant’s Work shall be subject to Landlord’s prior written consent and done at the sole cost and expense of the Tenant. Tenant’s Work shall be performed by licensed and properly insured contractors who shall complete any such improvements to the Demised Premises in good workmanlike manner in accordance with Municipal, State, and Federal applicable building codes. Any mechanical systems, alterations to the structure of Demised Premises, and roof penetrations shall be done only by those contractors first approved by Landlord or alternatively, at Landlord’s option, by Landlord’s designated contractors. Tenant agrees to secure and provide to Landlord copies of building permits, evidence of appropriate insurance coverages before the commencement of Tenant’s Work. Tenant shall be required to obtain all required certificates and approvals in connection with Tenant’s Work and Tenant’s use of the Demised Premises, including but not limited to planning board approval and a certificate of occupancy if applicable.

Section 4.03. The Demised Premises hereinabove described constitutes a self-contained unit and nothing in this Lease shall impose upon Landlord any obligation to provide any services for the benefit of Tenant, including but not limited to water, gas, electricity, heat, janitorial or garbage removal, unless and to the extent expressly provided for in this Lease.

Section 4.04. Tenant, promptly after the Commencement Date, shall accept possession of the Demised Premises and commence Tenant’s Work. On the Commencement Date, Landlord shall deliver to Tenant a key to the Demised Premises so that the Tenant may commence Tenant’s Work. Landlord and Tenant shall cooperate with one another to perform their respective work without interference to one another. Except for the obligation to pay Rent, the terms of the Lease shall be binding on Landlord and Tenant and Tenant shall comply with all obligations of this Lease during the period between the Commencement Date and the Rent Commencement Date.

ARTICLE V

Use

Section 5.01. The Demised Premises may be used for laboratory, design, manufacturing, warehouse, and for offices in connection therewith and for no other purpose. Tenant represents that its NAICS Code is 334419.

Section 5.02. Tenant shall have, along with other tenants in the Building, the right to park its vehicles and the vehicles of its employees, agents, and invitees in the common areas of the Building.

ARTICLE VI

Quiet Enjoyment

Section 6.01. Landlord covenants that if, and so long as, Tenant pays the Basic Rent, and any Additional Rent as herein provided, and performs the covenants hereof, Landlord or anyone claiming by, through or under Landlord shall not do anything to affect Tenant’s right to peaceably and quietly have, hold and enjoy the Demised Premises for the Term herein mentioned, subject to the provisions of this Lease.

ARTICLE VII

Additional Rent, Real Estate Taxes, Utilities and Common Area Maintenance Expenses

Section 7.01. Additional Rent. As used in this Lease, Additional Rent shall mean all sums due to Landlord by Tenant other than Basic Rent pursuant to the provisions of this Lease. Failure to pay Additional Rent shall afford Landlord the same remedies available as failure to pay Monthly Basic Rent. Additional Rent shall include, but not be limited to Tenant’s Proportionate Share of all Real Estate Taxes, Utilities, and CAM charges as set forth below. For purposes of this Lease, Tenant’s Proportionate Share shall be 71.88%

Section 7.02 Real Estate Taxes. As of the Rent Commencement Date, Tenant shall pay, before any interest or penalties accrue thereon, to the Landlord Tenant’s Proportionate Share of Real Estate Taxes imposed during the Term on the Demised Premises. Any tax or charge relating to the fiscal years in which the Term of this Lease commences and terminates shall be appropriately apportioned. Tenant’s Proportionate Share of Real Estate Taxes shall be paid to Landlord in twelve (12) monthly installments as Additional Rent together with the Monthly Basic Rent. Tenant’s Proportionate Share of the amount of monthly Real Estate Taxes shall be based upon Landlord’s approximation of the Real Estate Taxes due for the current fiscal year. Landlord may make adjustments in its estimates as necessary based on billings from the taxing authority and any adjustments necessary shall be paid or credited by Tenant within thirty (30) days of Landlord’s statement. Within approximately one hundred twenty (120) days of the end of each calendar year, Landlord shall provide a statement to Tenant setting forth Tenant’s Proportionate Share of actual Real Estate Taxes for the prior calendar year and there shall be an adjustment upwards or downwards if the amount paid by Tenant differs from the amount actually incurred in that year. Notwithstanding the expiration of the term hereof, Tenant shall continue to be liable to Landlord for Tenant’s Proportionate Share of all Real Estate Taxes incurred by Landlord for the period of Tenant’s lease Term and Tenant shall promptly remit to Landlord any amount due to Landlord upon notice from Landlord to Tenant. Provided that the Term commenced on any day other than the first day of the calendar year, Landlord shall determine Tenant’s Proportionate Share of Real Estate Taxes during the first Lease Year by calculating the entire Real Estate Taxes for the calendar year and prorating such amount by the number of days during Tenant’s Term.

Section 7.03. Tenant shall not be required to pay any estate, inheritance, devolution, succession, transfer, legacy or gift tax charged against Landlord or the estate or interest of Landlord in the Demised Premises or upon the right of any person to succeed to the same or any part thereof by inheritance, succession, transfer or gift, nor any capital stock tax or corporate franchise tax incurred by Landlord, nor any income tax upon or against the income of Landlord (including any rental income derived by Landlord from the Demised Premises but this exclusion shall not be applicable to a gross receipts or rental tax which shall be considered a Real Estate Tax).

Section 7.04. Tenant shall pay it Proportionate Share of all assessments that may be imposed upon the Demised Premises by reason of any specific public improvement (including but not limited to assessments for street openings, grading, paving and sewer installations and improvements) except that if by law any such special assessment is payable, or may, at the option of the taxpayer, be paid, in installments, Tenant may, whether or not interest accrues on the unpaid balance thereof, pay the same and any accrued interest on any unpaid balance thereof in installments as each installment becomes due and payable, but in any event before any penalty or cost may be added thereto for nonpayment of any installment or interest. Any such benefit, assessment or installment thereof relating to a fiscal period in which the Term of this Lease begins or ends shall be apportioned.

Section 7.05. Landlord reserves the sole right to contest or appeal any Real Estate Taxes, and Landlord shall adjust billings or issue a rebate to Tenant based on the outcome of any such appeal or contest, after Landlord deducts its reasonable out of pocket expenses in connection with any such appeal or contest.

Section 7.06. As used in this Lease, Real Estate Taxes shall mean the property taxes and assessments imposed upon the Real Property including the Demised Premises, or upon the Rent (Basic and Additional), as such payable by Landlord, including but not limited to, real estate, city, county, village, school and transit taxes, or taxes, assessments or charges levied, imposed or assessed against the Real Property including the Building, by any other taxing authority, whether general or specific, ordinary or extraordinary, foreseen or unforeseen. If due to a future change in the method of taxation, any franchise, income or profit tax or other tax shall be levied against Landlord in substitution for, or in lieu of, or in addition to, any tax which would otherwise constitute a Real Estate Tax, such franchise, income or profit tax or other tax shall be deemed to be a Real Estate Tax for the purposes hereof.

Section 7.07. The Tenant shall pay for all utilities, including connection charges and deposits, when and as the same becomes available for its utilization, as recorded on separate meters, including water, gas, electricity, sewer charges and fuel consumed for heating commencing on the Commencement Date. Tenant shall pay directly to the public utility companies, or reimburse Landlord as additional rent if Landlord has previously paid therefor, the cost of any installation of any and all such utility services. Landlord shall pay for the cost of all utility meters and the cost of installation thereof. Tenant agrees to indemnify and hold harmless Landlord from and against any and all claims arising from all costs and charges for utilities consumed on or by the Demised Premises. Additionally, Landlord shall advise as to a location accessible for trash pickup where the Tenant may place trash for removal by an outside company retained by the Tenant. Tenant shall therefore be required to make its own arrangements with a waste management company for the disposal of its garbage,

Section 7.08. During the term of this Lease, Tenant is granted, subject to reasonable rules and regulations as Landlord may establish from time to time, the nonexclusive license to permit its customers and invitees to use the sidewalks, customer parking areas, loading docks (as applicable), pedestrian walks, and the entrance and exit ways designated by Landlord for access and egress to and from the Demised Premises from a public street or highway, (collectively the “Common Area”). Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the sole and exclusive right, at any time and from time to time, without notice to or consent of Tenant, to change the size, location, elevation and nature of any of the Common Area or any part thereof, except as to the Demised Premises, including, without limitation, the right to locate and/or erect thereon other buildings and improvements of any type, provided, however, that Landlord shall not impede the access to the Demised Premises by the Tenant or parking. Landlord shall use reasonable efforts to minimize disruption to Tenant’s business operations. Subject to any easements and restrictions of record granted or approved by Landlord from time to time, all common areas shall be subject to the exclusive control and management of Landlord, and Landlord shall have the right, at any time and from time to time, to establish, modify, amend and enforce reasonable rules and regulations with respect to the Common Area and the use thereof. Tenant agrees to abide by and conform with such Rules and Regulations upon notice thereof and to enforce same upon its agents, employees, contractors, subcontractors, licensees, customers, permitted concessionaires and, invitees.

Section 7.9. Landlord agrees to maintain and keep in good service and repair all Common Areas of the Real Property, including all base building systems, including HVAC, electrical, plumbing and sewer, and shall keep the Common Areas free of snow and ice. As of the Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of all costs and expenses incurred by Landlord in maintaining and repairing the Common Area (the “Common Area Maintenance Expenses” or “CAM”). The Common Area Maintenance Expenses shall include, but not be limited to, any costs and expenses incurred by Landlord in managing, operating and maintaining the Building and Real Property including, but not be limited to, the total costs and expenses incurred in cleaning, planting, replanting and maintaining the landscaping, assessments, repairs, repaving, line repainting, exterior repainting, rental and maintenance of signs and equipment, gas and electric utility charges, lighting, water and sewer charges, sanitary control, bookkeeping, administrative/management fees not to exceed 5% of Common Maintenance Expenses, removal of snow and ice, repair and/or replacement of onsite water lines, electrical lines, gas lines, sanitary sewer lines and storm water lines, fees for required licenses and permits, and fire, security and police protection. Common Area Maintenance Expenses shall exclude: interest and principal payments on loans; amortization and depreciation charges; ground rent; legal fees, commissions or other expenses incurred in connection with negotiating and enforcing leases with tenants in the Building; advertising and promotional expenditures; the cost of tenant improvements, build out allowances, moving expenses, and other concessions incurred in connection with leasing spacing in the Building; the cost of any item or service to the extent Landlord is reimbursed by tenants, third parties or insurance; any expenses attributable to a specific tenant; cost of any service or material provided by a related party to the extent that the cost of such service or material exceeds competitive costs of such service or material absent such relationship; late fees or penalties; costs incurred in the event that the Building does not comply with governmental rules in effect as of the Commencement Date; wages, salaries, or other compensation paid to any executive employees above the grade of building manager. Notwithstanding anything contained herein to the contrary, all capital expenditures shall be amortized over their useful life in accordance with generally accepted accounting principals on a straight line basis and such amortized cost occurring during the Term shall be included in CAM.

Section 7.10. As of the Rent Commencement Date, Tenant shall pay Landlord, in advance, Tenant’s Proportionate Share of Landlord’s estimate of Common Area Maintenance Expenses, as computed above, in twelve (12) equal monthly installments, along with the Basic Monthly Rent. Notwithstanding the above, in the event Landlord at any time determines that the amount of Common Area Maintenance Expenses actually being paid by Landlord exceeds the estimate upon which Tenant’s proportionate share of Common Area Maintenance Expenses was computed, Tenant, following a request from Landlord, shall commence to pay with the next monthly installment of rent due an amount sufficient to result in Tenant’s paying its full proportionate share of Common Area Maintenance Expenses as computed on the basis of Landlord’s revised estimate of Common Area Maintenance Expenses. Within approximately one hundred twenty (120)

days of the end of each calendar year, Landlord shall provide a statement to Tenant setting forth actual Common Area Maintenance Expenses and there shall be an adjustment upwards or downwards if the amount paid by Tenant differs from Tenant’s Proportionate Share of the amount actually incurred in that year. Any amount due Tenant or any amount due Landlord shall be credited against or paid, respectively, in the next monthly installment of Common Area Maintenance Expenses. Provided that the Term commenced on any day other than the first day of the calendar year, Landlord shall determine Tenant’s Common Area Maintenance Expenses during the first Lease Year by calculating the entire Common Area Maintenance Expenses for the calendar year and prorating such amount by the number of days during Tenant’s Term.

Section 7.11. Tenant shall have the right, during regular business hours and after giving thirty (30) days’ advance written notice to Landlord, to inspect and audit Landlord’s books and records relating to the Common Area Maintenance Expenses billed during any calendar year falling within the Term, for a period of one (1) year following the receipt by Tenant of any statement submitted pursuant to this Lease. If as a result of such audit it becomes clear that an error was made in the calculation of the Common Area Maintenance Expenses or of Tenant’s Proportionate Share of Common Area Maintenance Expenses, then an appropriate adjustment shall be made within thirty (30) days of Landlord’s receipt from Tenant of a copy of such audit together with Tenant’s demand for reimbursement and, if Landlord has overstated Common Area Maintenance Expenses by more than seven and one-half percent (7.5%), or if the amount by which Landlord over-charged Tenant exceeds seven and one-half percent (7.5%) of Tenant’s Proportionate Share of Common Area Maintenance Expenses then Landlord shall pay the reasonable actual out-of-pocket costs and expenses paid by Tenant for the audit, exclusive of any travel costs.

ARTICLE VIII

Insurance

Section 8.01. During the Term, Landlord shall maintain the following insurance, insuring Landlord and ground lessor, if any, and any mortgagee(s), as their respective interests may appear, and Tenant shall reimburse Landlord for Tenant’s Proportionate Share of the cost of Landlord’s insurance as Additional Rent.

(A) “All Risk” Insurance against damage to the Building by all risks of direct physical loss (at Landlord’s option to include earthquake, flood and such other risks as Landlord deems appropriate) with a replacement cost endorsement, at least equal to the cost of the Building.

(B) Commercial general liability insurance against claims for bodily injury and property damage occurring in or about the Demised Premises, Common Areas and other real property adjoining the property and insurance against such other hazards as, from time to time, are then commonly insured against for premises similarly situated in amounts normally carried with respect thereto.

(C) All other insurance as deemed prudent and necessary by Landlord in Landlord’s sole discretion.

All insurance maintained pursuant to this Section 8.01 may be effectuated by blanket insurance policies. Tenant’s Proportionate Share of the cost of Landlord’s insurance shall be paid to Landlord in twelve (12) monthly installments as Additional Rent together with the Monthly Basic Rent. Landlord shall notify Tenant of the amount of Tenant’s monthly payment for insurance based upon Landlord’s approximation of the yearly cost of Landlord’s insurance. Landlord may make adjustments in its estimates as necessary based on invoices from the insurance company and any adjustments necessary shall be paid or credited within thirty (30) days of Landlord’s statement. Within approximately one hundred twenty (120) days of the end of each calendar year, Landlord shall provide a statement to Tenant setting forth Tenant’s Proportionate Share of the cost of Landlord’s insurance and there shall be an adjustment upwards or downwards if the amount paid by Tenant differs from the amount actually incurred in that year.

Section 8.02. During the Term of the Lease, Tenant, at its cost, shall provide and keep in force:

(A) A commercial general liability policy in standard form (containing the so-called “occurrence clause”) against claims for personal injury and property damage occurring on, in or about the Demised Premises in the combined single limit amount of Three Million and 00/100 ($3,000,000.00) Dollars, and shall include an endorsement naming, Landlord and such other person(s) or entity(ies) as Landlord may require with respect to liability for ownership, operation, maintenance, use and control as additional insured.

(B) “All Risk” property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as are now, or hereafter may be, included in a standard extended coverage endorsement from time to time in general use in the State of New Jersey upon property of every description and kind owned by Tenant and or under Tenant’s care, custody or control located in the Building or within the real property of which the Demised Premises are a part or for which Tenant is legally liable or installed by or on behalf of Tenant, including by way of example and not by way of limitation, furniture, fixtures, fittings, equipment, installations and any other personal property (but excluding any work done by Landlord which is owned by Landlord) in an amount equal to the full replacement cost thereof and such other person(s) or entity(ies) as Landlord may require with respect to liability for ownership, operation, maintenance, use and control as additional insureds.

(C) Business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or assumed by Tenant pursuant to this Lease or attributable to prevention or denial of access to the Demised Premises, or Real Property as a result of such perils.

(D) Tenant shall also furnish, or reimburse Landlord for insurance for such other hazards and in such amounts as Landlord may reasonably require and as at the time are commonly insured against with respect to buildings similar in character, general location and use and occupancy to the Demised Premises in relative amounts normally carried with respect thereto.

The policies of insurance required pursuant to this Section 8.02 shall be from a company rated in the A.M. Best Key Rating Guide with a policyholder’s service rating of A+ and a financial rating of XV. The company shall be licensed by the State of New Jersey and a certificate(s) evidencing the existence of such policy shall be delivered to Landlord, together with evidence of the payment of the premiums therefor, prior to the commencement of the Term. The company shall agree to provide a notice of cancellation or non-renewal to the Landlord and any mortgagee at least thirty (30) days prior to said event becoming effective. At least thirty (30) days prior to the expiration or termination date of any policy, Tenant shall deliver a renewal or replacement policy, or certificate(s) evidencing the existence thereof, to Landlord together with proof of the payment of the premium therefor. The aforesaid insurance shall be written with no deductible.

Section 8.03. Tenant shall maintain insurance covering Tenant’s personal property, fixtures, goods and inventory and any other items which Tenant may bring to the Demised Premises or which may be under Tenant’s care, custody and control which may be subject to any claim for damages or destruction. Tenant shall name Landlord (and at Landlord’s election, Landlord’s managing agent and/or mortgagee[s]) as an additional named insured as its interest may appear. If at any time the amount of personal property, fixtures, goods and inventory or other items located at the Demised Premises shall exceed the amount of insurance Tenant is required to carry under this Lease. Tenant covenants to increase the amount of insurance required to be carried pursuant to Section 8.02(B) to an amount sufficient to cover the aforesaid to preclude any liability on Landlord’s part to Tenant. Should Tenant fail to do so, or fail to maintain insurance coverage adequate to cover the aforesaid, naming Landlord (and at Landlord’s election and notice to Tenant, Landlord’s managing agent and/or mortgagee[s]) as an additional named insured, then Tenant shall be in default hereunder and shall be deemed to have breached its covenants as set forth herein.

Section 8.04. All losses paid under the policy or policies carried pursuant to Section 8.01 shall (subject to the mortgagee’s rights) be adjusted by Landlord and the proceeds thereof shall be payable to Landlord and all policies shall so provide. Each insurance policy carried by Landlord insuring the Building to include the Demised Premises against loss by fire and causes covered by the aforesaid All Risk coverage, and each insurance policy carried by Tenant and insuring the Demised Premises and its fixtures and contents against loss by fire, water and causes covered by the aforesaid All Risk coverage, shall be written in a manner so as to provide that the insurance company waives all rights of recovery by way of subrogation against Landlord or Tenant in connection with any loss or damage covered by such policies. Neither party shall be liable to the other for any loss or damage caused by fire, water or any of the risks enumerated in the aforesaid All Risk coverage insurance, provided such insurance was required to be obtained at the time of such loss or damage. If such insurance policies are obtainable only by the payment of an additional premium charge, the same shall be obtained and such additional premium paid for by the party requesting such policy. If the release of either Landlord or Tenant, provided for in this Section 8.04 shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be deemed secondary to the latter’s insurer.

Section 8.05. Except for Landlord’s negligence or willful misconduct or as otherwise set forth in this Lease, Landlord shall not be liable to Tenant for any loss suffered by Tenant under any circumstances, including, but not limited to: (i) that arising from defects, errors or omissions in the construction or design of the Demised Premises and/or the Building including the structural and nonstructural portions thereof; or (ii) loss of or injury to Tenant or to Tenant’s property or that for which Tenant is legally liable from any cause whatsoever, including but not limited to theft or burglary; or (iii) that which results from or is incidental to the furnishing of or failure to furnish or the interruption in connection with the furnishing of any service which Landlord is obligated to furnish pursuant to this Lease; or (iv) that which results from any inspection, repair, alteration or addition or the failure thereof undertaken or failed to be undertaken by Landlord; or (v) any interruption to Tenant’s business, however occurring, except that in the event any disruption to Tenant within Landlord’s control prevents Tenant from using or occupying the Premises in whole or in part for five (5) days in any twenty (20) day period, then Tenant’s Rent shall abate proportionately during such period.

Section 8.06. Tenant shall indemnify, defend and save Landlord harmless against and from all liabilities, claims, suits, fines, penalties, damages, losses, fees, costs and expenses (including reasonable attorneys’ fees) which may be imposed upon, incurred by or asserted against Landlord by reason of:

(A) Any work or thing done in, on or about the Demised Premises or any part thereof by or on behalf of Tenant; or occasioned by the use and occupancy of the Demised Premises by Tenant;

(B) Any use, occupation, condition, operation of the Demised Premises or any part thereof or of any street, alley, sidewalk, curb, vault, passageway or space adjacent thereto or any occurrence on any of the same on the part of Tenant unless caused by Landlord, its agents or employees;

(C) Any act or omission on the part of Tenant or any subtenant or any employees, licensees or invitees;

(D) Any accident, injury (including death) or damage to any third party or property owned by someone other than Tenant and not under the care, custody or control of Tenant occurring in, on or about the Demised Premises, or any part thereof or in, on or about any street, alley, sidewalk, curb, vault, passageway or space adjacent thereto, unless caused by Landlord, its agents or employees; and

(E) Any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease.

The provisions of this Section 8.06 shall survive the expiration or earlier termination of the Lease.

Section 8.07. Any policies required to be furnished by Tenant pursuant to this Article VIII will unequivocally provide an undertaking by the insurers to notify Landlord and the mortgagees or ground lessors of Landlord in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation, or other termination thereof.

ARTICLE IX

Repairs

Section 9.01. (A) Tenant shall keep the interior and exterior of the Demised Premises in good condition and repair as they are at the Commencement Date, and shall redecorate, paint and renovate the Demised Premises as may be necessary to keep them in such condition and repair, reasonable wear and tear, casualty and condemnation excepted. Landlord shall be responsible for any necessary maintenance, repairs or replacement to all systems including but not limited to the mechanical, plumbing, and electrical systems located outside of the Demised Premises and the cost of same shall be included in CAM subject to Section 7.9, except that Landlord shall be solely responsible for repairs and replacement to the HVAC system but Tenant shall, at all times to keep a maintenance and service contract in effect to provide for customary and periodic preventative maintenance of the HVAC system. Tenant shall keep the Demised Premises and all parts thereof in a clean and sanitary condition and free from trash, flammable material and other objectionable matter. Notwithstanding the foregoing, Landlord shall be responsible, at Landlord’s sole cost and expense, for any repairs or replacements to the roof and structure of the Demised Premises, unless such repairs are necessitated by the acts or omissions of the Tenant. In the event that Landlord is required to make any repairs to the roof or structure of the Building as a result of Tenant’s acts or omissions, then Landlord shall bill Tenant for the cost of the work performed, and Tenant shall reimburse Landlord for the cost of such work within thirty (30) days after Landlord’s demand therefore. Additionally, prior to the commencement of any work performed on, in or about the Demised Premises, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work and final lien waivers from all such contractors and subcontractors.

(B) Tenant shall replace, at Tenant’s expense, all glass in and on the Demised

Premises which may become broken after the date of Tenant’s occupancy. When used in this Article, the term “repairs” shall mean those ordinary and necessary repairs. All repairs made by Tenant shall be equal in quality and class to the original work. Tenant shall quit and surrender the Demised Premises at the end of the Term in good condition, reasonable wear and tear, casualty and condemnation excepted and in compliance with the requirements stated herein and in a “broom-clean” condition.

(C) Should Tenant fail to keep the Demised Premises in good condition, Landlord, after reasonable notice to Tenant (or without notice in the case of an emergency), may, without being obliged, make the repairs, but nothing herein shall be construed to impose a duty on Landlord to mitigate its damages by undertaking any repair which is Tenant’s obligation. In the event that the Landlord makes any repairs the Tenant shall reimburse the Landlord for such repairs.

Section 9.02. Tenant shall not make any alterations, additions or improvements to the Demised Premises without the prior written consent of Landlord, which Landlord shall not unreasonably withhold. All erections, alterations, additions and improvements, whether temporary or permanent in character, which may be made upon or to the Demised Premises either by Landlord or Tenant, except furniture or movable trade fixtures or Tenant’s specialized manufacturing or “clean room” systems or fixtures installed at the expense of Tenant, shall be the property of Landlord upon installation and shall remain upon and be surrendered with the Demised Premises as a part thereof at the expiration or sooner termination of this Lease, without compensation to Tenant. Landlord, at Landlord’s option, may require as a condition of its consent, that Tenant remove, at the expiration or sooner termination of the Term of this Lease, any erections, alterations, additions or improvements made by Tenant, and restore the Demised Premises to its preexisting condition and that Tenant use contractors approved by Landlord.

ARTICLE X

Casualty

Section 10.01. If the Building is damaged or destroyed by fire, explosion, the elements or otherwise during the Term so as to (a) render the Demised Premises wholly untenantable or unfit for occupancy, or (b) should the Demised Premises be so badly injured that the same cannot be repaired within two hundred seventy (270) days from the happening of such injury, or (c) if the insurance proceeds required to be carried hereunder are insufficient or (d) if Landlord’s mortgagee fails to authorize Landlord to use the proceeds to restore such damage, then, and in any such case, the Term hereby created shall, at the option of Landlord or Tenant, terminate upon the giving of a notice of termination. If a notice of termination is given, the Term of this Lease shall terminate effective as of the date of such damage or destruction, and Tenant shall immediately surrender the Demised Premises and all Tenant’s interest therein to Landlord, and pay Basic Rent and Additional Rent to the time of such damage or destruction, and Landlord may re-enter and repossess the Demised Premises discharged from this Lease and may remove all parties therefrom. Landlord shall have no obligation to repair or restore Tenant’s improvements.

Section 10.02. Should the Lease not be terminated pursuant to Section 10.01, Landlord will enter and repair the same with reasonable speed, and the Basic Rent and Additional Rent shall abate while repairs are being made. Landlord shall have no obligation to repair or restore Tenant’s improvements.

Section 10.03. If the Demised Premises shall be so slightly injured as not to be rendered untenantable and unfit for occupancy , Landlord shall repair the same with reasonable promptness but no more than thirty (30) days, and the Basic Rent and Additional Rent accrued and accruing shall abate in proportion to such damage until the Demised Premises has been restored. Tenant shall immediately notify Landlord in case of fire or other damage to the Demised Premises.

ARTICLE XI

Condemnation

Section 11.01. If, during the Term, twenty-five (25%) percent or more of the area of the Demised Premises or Common Area parking facilities shall be taken under any power of eminent domain or condemnation or should access to the Demised Premises be materially obstructed, then, at the option of either Landlord or Tenant, to be exercised in writing within thirty (30) days of the taking of title thereto, this Lease shall expire within thirty (30) days of the date of such notice and the Basic Rent and Additional Rent herein reserved shall be apportioned as of said date. However, if Landlord or Tenant does not exercise the aforementioned option, or if the taking does not deprive Tenant of at least twenty-five (25%) percent of the area of the Demised Premises or parking facilities or materially obstruct access, this Lease shall not expire but the Basic Rent and Additional Rent shall be equitably apportioned. If Landlord and Tenant fail to agree upon an equitable apportionment, the Basic Rent and Additional Rent for the Building, after such taking, shall be determined in accordance with the Commercial Rules of the American Arbitration Association of Somerset, New Jersey, and the arbitrator shall be empowered to assess the costs and expenses of the proceedings as part of the determination. Pending such determination, Tenant shall pay, on account of the Basic Rent, such proportion of the rent reserved in this Lease as the total area of the Building after the taking bears to the total area of the Building before the taking, subject to adjustment in accordance with the arbitrator’s award. If Landlord can, after such taking, construct an addition to the remaining Building so as to restore all of the Building area and Building facilities theretofore taken, Landlord shall, subject to the adequacy of the condemnation award and to the mortgagee making the same available to Landlord, promptly construct such addition and restore such facilities so taken and upon the completion of such restoration, the full Basic Rent reserved by this Lease shall be reinstated, as of the date of such restoration, and, if Tenant is able to occupy and use the Building, the proportionate Basic Rent shall be paid by Tenant as herein provided, during the period between the taking and the restoration of the Building and facilities. No part of any award shall belong to Tenant except that nothing contained herein is intended to affect or limit Tenant’s claim for fixtures or other improvements owned by Tenant, loss of goodwill or moving expenses provided the same does not diminish Landlord’s award. Notwithstanding anything contained herein to the contrary, if only vacant land and immaterial areas of improvement are taken, there shall be no adjustment of Basic Rent and/or Additional Rent.

ARTICLE XII

Compliance With Laws, Environmental Compliance, Etc.

Section 12.01. Tenant shall not do or permit anything to be done in the Demised Premises which shall constitute a public nuisance or which will conflict with the regulations of the Fire Department or with any insurance policy upon said improvements or any part thereof.

Section 12.02. Tenant shall, at its own expense, obtain all necessary environmental and operating permits and comply with all requirements of all present and future laws, ordinances and orders, rules and regulations of any Federal, State, Municipal or other public authority affecting the Demised Premises and with all requirements of the Fire Insurance Exchange or similar body, and of any liability insurance company insuring Landlord against liability for accidents in or connected with the Demised Premises including, but not limited to laws, ordinances, orders, rules and regulations, and to make all improvements and repairs required by such laws, ordinances, orders, rules and regulations, ordinary or extraordinary, foreseen or unforeseen. Notwithstanding the forgoing, Tenant shall not be responsible for remedying any incident of non-compliance with applicable laws, ordinances, orders, rules or regulations existing as of the Term Commencement Date.

Section 12.03. (A) Tenant acknowledges, as part of the aforesaid laws, ordinances, orders, rules and regulations, the existence of environmental laws, rules and regulations, including but not limited to the provisions of ISRA, as hereinafter defined. Tenant shall comply with any and all such laws, rules and regulations relating to Tenant’s use of the Premises. Landlord represents that to the best of its knowledge there are not environmental issues affecting the property. Tenant acknowledges to Landlord that Tenant’s NAICS Code will subject the Demised Premises to ISRA applicability and Tenant shall take all actions and remediation required pursuant to ISRA and all applicable environmental laws during and after the expiration of the Term Any change by Tenant to an operation with a NAICS Code shall require Landlord’s written consent. Any such proposed change shall be sent in writing to Landlord sixty (60) days prior to the proposed change. Landlord, shall not unreasonably withhold consent. Notwithstanding the forgoing, Tenant shall not be responsible for remedying any incident of non-compliance with applicable laws, ordinances, orders, rules or regulations existing as of the Term Commencement Date.

(B) Tenant hereby agrees to execute such documents as Landlord deems necessary and to make such applications as Landlord reasonably requires to assure compliance with ISRA and all other environmental laws. Tenant shall bear all costs and expenses incurred by Landlord associated with any required ISRA compliance resulting from Tenant’s use of the Demised Premises including but not limited to state agency fees, engineering fees, clean-up costs, filing fees and suretyship expenses. As used in this Lease, ISRA compliance shall include applications for negative declaration, deminimus quantity exceptions, or determinations of no further action by the appropriate governmental authority prior to the expiration of the Lease. In addition to compliance with all laws, Tenant’s obligations for ISRA compliance hereunder shall also arise if there is a closing of Tenant’s operations, or a transfer of ownership or operations, at or affecting the Demised Premises pursuant to ISRA and upon expiration of the Lease Term. If compliance is triggered by Landlord’s action, at no expense to Tenant, Tenant shall promptly provide all information requested by Landlord or DEP for preparation of a de minimis quantity exemption application, limited conveyance application or other submission and shall promptly sign such affidavits and submissions when requested by Landlord or DEP. Tenant agrees to indemnify and hold Landlord harmless from any violation of ISRA or other environmental laws occasioned by Tenant’s use and occupancy of the Demised Premises. Tenant shall immediately provide Landlord with copies of all correspondence, reports, notices, orders, findings, declarations and other materials pertinent to Tenant’s compliance and the requirements of the New Jersey Department of Environmental Protection (“NJDEP”) under ISRA as they are issued or received by Tenant. Notwithstanding anything herein to the contrary, Tenant shall not be responsible for the costs or expenses incurred in connection with the removal or remediation of hazardous material or Hazardous Substances that is not in compliance with applicable law, ordinance, orders, rules or regulations on the Term Commencement Date and which is located in, on or under the Building or the Property prior to the Term Commencement and was not brought on to the Property by Tenant or Tenant’s agents, contractors or invitees.

(C) Tenant represents and warrants that its business operations do not require the generating, storing, manufacturing, refining, transporting, treating, disposing of, or otherwise permitting to be present on or about the Demised Premises, any Hazardous Substances in excess of the ISRA deminimus quantities exemption level. Any such Hazardous Materials shall be used, stored and disposed of in accordance with all applicable laws. As used herein, Hazardous Substances shall be defined as any “hazardous chemical,” “hazardous substance” or similar term as defined in the Comprehensive Environmental Responsibility Compensation and Liability Act, as amended (42 U.S.C. 9601, et seq.), the New Jersey Environmental Cleanup Responsibility Act, as amended, N.J.S.A. 13:1K-6 et seq. and/or the Industrial Site Recovery Act (“ISRA”), the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10-23.11b, et seq., any rules or regulations promulgated thereunder, or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection. It is understood and agreed that the provisions contained in this Article shall be applicable notwithstanding the fact that any substance shall not be deemed to be a Hazardous Substance at the time of its use by Tenant but shall thereafter be deemed to be a Hazardous Substance.

(D) Tenant shall permit Landlord and Landlord’s agents, servants and employees, including but not limited to legal counsel and environmental consultants and engineers, access to the Premises upon reasonable notice for the purposes of environmental inspection and sampling during regular business hours, or during other hours either by agreement of either party or in the event of any environmental emergency. Tenant shall not restrict access to any part of the Demised Premises. In the event that Landlord’s environmental inspection shall include sampling and testing of the Demised Premises, Landlord shall use commercially reasonable efforts to avoid unreasonably interfering with Tenant’s use of the Demised Premises, and upon completion of sampling and testing shall, to the extent reasonably practicable, repair and restore the affected areas of the Demised Premises from any damage caused by the sampling and testing.

(E) Tenant shall indemnify, protect, defend and hold Landlord, Landlord’s affiliates, Lenders, and the officers, directors, shareholders, partners, employees, managers, independent contractors, attorneys and agents of the foregoing (collectively, the “Landlord Entities”) and the Demised Premises, harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance brought onto the Demised Premises by or for Tenant or by any of Tenant’s employees, agents, contractors or invitees. Tenant’s obligations hereunder shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation (including consultants’ and attorneys’ fees and testing), removal, remediation, restoration and/or abatement thereof in compliance with applicable law, or of any contamination therein involved. Tenant’s obligations under this Paragraph of this Lease shall survive the expiration or earlier termination of this Lease.

ARTICLE XIII

Subordination/Estoppel

Section 13.01. This Lease contained herein is and shall be subject and automatically subordinate to all present and future mortgages or deeds of trust affecting the Demised Premises. However, within ten (10) days after Landlord’s written request, Tenant shall execute any instrument which may be deemed necessary or desirable by Landlord to further confirm the subordination of this Lease to any such first mortgage or first deed of trust provided such holder delivers a non-disturbance agreement recognizing Tenant’s rights under this Lease. Landlord may assign this Lease to any such first mortgagee or first trust deed holder in connection with any such lien superior to this Lease, and Tenant shall execute any instrument which may be necessary or desirable by Landlord or the holder of said lien in connection with said assignment. At the option of any person which shall succeed to the interest of all or part of Landlord’s interest in the Building by foreclosure of or related to any mortgage encumbering the Building and the Land (“Successor”), Tenant shall be obligated to pay to such Successor the rentals and other charges due hereunder and to thereafter comply with all the terms of this Lease, and shall attorn to such Successor as its landlord under the Lease provided such holder deliver a non-disturbance agreement recognizing Tenant’s rights under this Lease.

Section 13.02. Tenant further agrees, within ten (10) days of Landlord’s written request, to certify by written instrument duly executed and acknowledged to any mortgagee, trust deed holder or purchaser, or any proposed mortgage lender, trust deed holder or purchaser, that this Lease is in full force and effect, or if not, in what respect it is not, that this Lease has not been modified, or the extent to which it has been modified, that there are no existing defaults hereunder to the best of the knowledge of the party so certifying, or specifying the defaults, if any, and any other information which Landlord shall reasonably require.

ARTICLE XIV

Defaults, Remedies

Section 14.01. If, during the Term, any one or more of the following acts or occurrences (being hereinafter called an “Event of Default”) shall happen:

(A) If Tenant shall default in making any payment of Basic Rent or any Additional Rent within five (5) days after written notice; or

(B) If Tenant shall default in the performance of or compliance with any of the other covenants, agreements, terms or conditions of this Lease to be performed by Tenant (other than any default curable by payment of money), and such default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant, or, in the case of a default which cannot with due diligence be cured within thirty (30) days, Tenant shall fail to proceed promptly (except for unavoidable delays) after the giving of such notice and with all due diligence to cure such default and thereafter to prosecute the curing hereof with all due diligence (it being intended that as to a default not susceptible of being cured with due diligence within thirty (30) days, the time within which such default may be cured shall be extended for such period as may be reasonably necessary to permit the same to be cured with all due diligence); or

(C) If Tenant or any guarantor of this Lease shall make an assignment for the benefit of creditors or file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, composition, readjustment or similar relief under any present or future bankruptcy or other applicable law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Tenant or any guarantor of this Lease or of all or any substantial part of its properties or of all or any part of the Demised Premises; or

(D) If, within sixty (60) days after the filing of an involuntary petition in bankruptcy against Tenant or any guarantor of this Lease, or the commencement of any proceeding against Tenant or such guarantor seeking any reorganization, composition, readjustment or similar relief under any law, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of Tenant or such guarantor, of any trustee, receiver or liquidator of Tenant or such guarantor, or of all or any part of the Demised Premises, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within sixty (60) days after the expiration of any such stay, such appointment shall not have been vacated, or if, within sixty (60) days after the taking possession, without the consent or acquiescence of Tenant or such guarantor, of the property of Tenant, or of such guarantor by any governmental office or agency pursuant to statutory authority for the dissolution or liquidation of Tenant or such guarantor, such taking shall not have been vacated or stayed on appeal or otherwise; or

(E) Recordation or attempted recordation of this Lease or a memorandum thereof by Tenant; or

(F) If Tenant attempts or purports to transfer, assign, mortgage or encumber this Lease or any of Tenant’s interest hereunder, or attempts or purports to sublet or grant a right to use or occupy all or a portion of the Demised Premises without obtaining the prior written consent of Landlord, to the extent required under this Lease.

Then and in any such event, and during the continuance thereof, Landlord may at its option, then or thereafter while any such Event of Default shall continue and notwithstanding the fact that Landlord may have any other remedy hereunder or at law or in equity, by notice to Tenant designate a date, not less than ten (10) days after the giving of such notice, on which this Lease shall terminate; and thereupon on such date the Term of this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice was the date hereinbefore fixed for the expiration of the Term of this Lease, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided. Additionally, Tenant agrees to pay, as Additional Rent, all reasonable attorney’s fees and other expenses incurred by Landlord in enforcing any of the obligations under this Lease, this covenant to survive the expiration or sooner termination of this Lease.

Section 14.02. If this Lease is terminated as provided in Section 14.01, or as permitted by law, Tenant shall peaceably quit and surrender the Demised Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or other legal proceedings, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event neither Tenant nor any person claiming through or under Tenant by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Demised Premises, and Landlord, at its option, shall forthwith, notwithstanding any other provision of this Lease, be entitled to recover from Tenant (in lieu of all other claims for damages on account of such termination), as and for liquidated damages, an amount equal to the excess of all Basic Rent and Additional Rent reserved hereunder for the unexpired portion of the Term of this Lease over the fair market rental for such period, discounted at the rate of four (4%) percent per annum to the then present worth. Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or reorganization or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or reorganization or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law whether such amount shall be greater or less than the excess referred to above.

Section 14.03. If Landlord re-enters and obtains possession of the Demised Premises, as provided in Section 14.02 of this Lease, following an Event of Default, Landlord shall have the right, without notice, to repair or alter the Demised Premises in such manner as Landlord may deem necessary or advisable so as to put the Demised Premises in good order and to make the same rentable, and shall have the right, at Landlord’s option, to relet the Demised Premises or a part thereof, and Tenant shall pay to Landlord on demand all reasonable expenses incurred by Landlord in obtaining possession, and in altering, repairing and putting the Demised Premises in good order and condition and in reletting the same, including reasonable fees of attorneys and architects, and all other reasonable expenses or commissions, and Tenant shall pay to Landlord upon the rent payment dates following the date of such re-entry and including the date for the expiration of the Term of this Lease in effect immediately prior to such re-entry, the sums of money which would have been payable by Tenant as Monthly Basic Rent hereunder on such rent payment dates if Landlord had not re-entered and resumed possession of the Demised Premises, deducting only the net amount of rent (Basic and Additional), if any, which Landlord shall actually receive (after deducting from the gross receipts the expenses, costs and payments of Landlord which in accordance with the terms of this Lease would have been borne by Tenant) in the meantime from and by any reletting of the Demised Premises, and Tenant shall remain liable for all sums otherwise payable by Tenant under this Lease, including but not limited to the expense of Landlord aforesaid, as well as for any deficiency aforesaid, and Landlord shall have the right from time to time to begin and maintain successive actions or other legal proceedings against Tenant for the recovery of such deficiency, expenses or damages or for a sum equal to any Monthly Basic Rent payment and Additional Rent. The obligation and liability of Tenant to pay the Term Basic Rent and the Additional Rent shall survive the commencement, prosecution and termination of any action to secure possession of the Demised Premises. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when this Lease would have expired had there not been an Event of Default.

Section 14.04. Tenant hereby waives all right of redemption to which Tenant or any person under it may be entitled by any law now or hereafter in force. Landlord’s remedies hereunder are in addition to any remedy allowed by law.

Section 14.05. In the event of any breach by Tenant of any of the agreements, terms, covenants or conditions contained in this Lease, Landlord shall be entitled to enjoin such breach and shall have the right to invoke any right or remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary dispossess proceedings, and other remedies were not provided for in this Lease. During the pendency of any proceedings brought by Landlord to recover possession by reason of default, Tenant shall continue all money payments required to be made to Landlord, and Landlord may accept such payments for use and occupancy of the Demised Premises. In such event, Tenant waives its right in such proceedings to claim as a defense that the receipt of such money payments by Landlord constitutes a waiver by Landlord of such default.

Section 14.06. Landlord shall use reasonable efforts to mitigate or attempt to offset or reduce any damages which are or may be suffered by Landlord as a result of Tenant’s default.

Section 14.07. Notwithstanding anything in this Article XIV to the contrary, if Tenant fails, on two (2) separate occasions in any twelve (12) month period during the Term hereof, to make payment of the Basic Rent and/or any Additional Rent and/or late charge after five (5) days written notice from Landlord of such failure, then, whether or not Tenant ultimately makes and Landlord accepts the required payment after the due date, such failure shall entitle Landlord, upon or at any time after such second (2nd) separate occasion, to pursue the remedies provided in this Article, said circumstances at Landlord’s election being hereby declared a default no longer susceptible of being cured or removed by Tenant.

ARTICLE XV

Assignment and Sublease

Section 15.01. Tenant may not mortgage, pledge, hypothecate, assign, transfer, sublet or otherwise deal with this Lease or the Demised Premises in any manner except as specifically provided for in this Article XV:

(A) In the event that Tenant desires to sublease the whole or any portion of the Demised Premises or assign the within Lease to any other party, the terms and conditions of such sublease or assignment shall be communicated to Landlord in writing not less than thirty (30) days prior to the effective date of any such sublease or assignment, and, prior to such effective date, Landlord shall have the option, exercisable in writing to Tenant, to recapture the portion of the Premises subject to such assignment or subletting so that such prospective sublessee or assignee shall then become the sole lessee of Landlord hereunder, and the Tenant shall be fully released from any and all obligations hereunder, except to the extent that any obligations survive termination or sooner expiration of this Lease.

(B) In the event that Landlord elects not to recapture the Lease as hereinabove provided, Tenant may nevertheless assign this Lease or sublet the whole or any portion of the Demised Premises, subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In assisting Landlord in rendering a decision whether the Landlord will consent to the proposed assignment or sublet, the Tenant shall comply with the following terms and conditions:

(1)	Tenant shall provide to Landlord the name and address and most recent certified financial statements of the proposed assignee or sublessee.

(2)	The assignee shall assume, by written instrument, all of the obligations of this Lease applicable to the portion of the Premises to be assigned or sublet, and a copy of such assumption agreement shall be furnished to Landlord within ten (10) days of its execution. Any sublease shall expressly acknowledge that said sublessee’s rights against Landlord shall be no greater than those of Tenant.

(3)	Tenant and each assignee shall be and remain liable for the observance of all the covenants and provisions of this Lease, including, but not limited to, the payment of Term Basic Rent and Additional Rent reserved herein as and when required to be paid, through the entire Term of this Lease, as the same may be renewed, extended or otherwise modified.

(4)	Tenant and any assignee shall promptly pay to Landlord 50% of any consideration received for any assignment or of the rent (Basic and Additional) and any other consideration payable by the subtenant to Tenant under or in connection with the sublease, as and when received, in excess of the Term Basic Rent and Additional Rent required to be paid by Tenant for the area assigned or sublet, computed on the basis of an average square foot rent for the gross square footage Tenant has leased.

(5)	In any event, the acceptance by Landlord of any rent (Basic and Additional) from the assignee or from any of the subtenants or the failure of Landlord to insist upon a strict performance of any of the terms, conditions and covenants herein shall not release Tenant herein, nor any assignee assuming this Lease, from any and all of the obligations herein during and for the entire Term of this Lease.

(6)	Tenant shall reimburse Landlord for Landlord’s reasonable expenses incurred in connection with a request to assign or sublet this Lease, but such sum shall not exceed One Thousand Five Hundred and 00/100 ($1,500.00) Dollars. Notwithstanding the preceding sentence, Landlord agrees that Tenant shall not be required to pay such fee for the first request by Tenant to assign or sublease this Lease.

(C) Any sublet or assignment to an affiliated company or to any entity which purchases or acquires all or substantially all of the assets, stock or membership interest of Tenant or to any corporation or equity resulting from a merger or consolidation, or the formation of joint venture or partnership, which affects all or a substantial portion of Tenant’s operations shall not be subject to the provisions of Subsections 15.01(A), 15.01(B)(4) or 15.01(B)(6) hereof and shall not require Landlord’s prior written consent, but all other provisions of this Article shall apply.

(D) In the event that any or all of Tenant’s interest in the Demised Premises and/or this Lease is transferred by operation of law to any trustee, receiver, or other representative or agent of Tenant, or to Tenant as a debtor in possession, and subsequently any or all of Tenant’s interest in the Demised Premises and/or this Lease is offered or to be offered by Tenant or any trustee, receiver, or other representative or agent of Tenant as to its estate or property (such person, firm or entity being hereinafter referred to as the “Grantor”), for assignment, conveyance, lease, or other disposition to a person, firm or entity other than Landlord (each such transaction being hereinafter referred to as a “Disposition”), it is agreed that Landlord has and shall have a right of first refusal to purchase, take, or otherwise acquire, the same upon the same terms and conditions as the Grantor thereof shall accept upon such Disposition to such other person, firm, or entity; and as to each such Disposition the Grantor shall give written notice to Landlord in reasonable detail of all of the terms and conditions of such Disposition within twenty (20) days next following its determination to accept the same but prior to accepting the same, and Grantor shall not make the Disposition until and unless Landlord has failed or refused to accept such right of first refusal as to the Disposition, as set forth herein.

(E) Landlord shall have sixty (60) days next following its receipt of the written notice as to such Disposition in which to exercise the option to acquire Tenant’s interest by such Disposition, and the exercise of the option by Landlord shall be effected by notice to that effect sent to the Grantor; but nothing herein shall require Landlord to accept a particular Disposition or any Disposition, nor does the rejection of any one such offer of first refusal constitute a waiver or release of the obligation of the Grantor to submit other offers hereunder to Landlord. In the event Landlord accepts such offer of first refusal, the transaction shall be consummated pursuant to the terms and conditions of the Disposition described in the notice to Landlord. In the event Landlord rejects such offer of first refusal, Grantor may consummate the Disposition with such other person, firm, or entity; but any decrease in price of more than two (2%) percent of the price sought from Landlord or any change in the terms of payment for such Disposition shall constitute a new transaction requiring a further option of first refusal to be given to Landlord hereunder.

(F) Without limiting any of the provisions of Article XIV, if pursuant to the Federal Bankruptcy Code (herein the “Code”), or any similar law hereafter enacted having the same general purpose, Landlord declines the right provided it in Subsection 15.01(D) hereof and Tenant is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to the sum of one (1) year’s Annual Basic Rent and Additional Rent for the next succeeding twelve (12) months (which Additional Rent shall be reasonably estimated by

Landlord), which deposit shall be held by Landlord for the balance of the Term of this Lease, without interest, as security for the full performance of all of Tenant’s obligations under this Lease, to be held and applied in the manner specified for security in Article XXII.

(G) Except as specifically set forth above, no portion of the Demised Premises or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of Tenant, nor shall Tenant pledge its interest in this Lease or in any security deposit required hereunder.

ARTICLE XVI

Notices

Section 16.01. Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if (a) delivered personally or (b) sent by registered mail or certified mail, return receipt requested, in a postpaid envelope or (c) sent by recognized overnight courier service such as Federal Express, addressed at the address set forth below, or at such other address as it shall designate by notice, as follows:

If to Landlord:	SAI Property Management, LLC 2 Henderson Drive Suite A West Caldwell, New Jersey 07006

With Copy to:	Mandelbaum Salsburg 155 Prospect Avenue West Orange, New Jersey 07052 Attn: William S. Barrett, Esq.

If to Tenant:	Microwave Concepts, Inc. 2 Henderson Drive West Caldwell, New Jersey 07006 Attn: Anthony Pospishil

With Copy to:	Lynch, Brewer, Hoffman, Fink, LLP 101 Federal Street, 22 nd Floor Boston, MA 02110 Attn: Jennifer C. Platt, Esq.

If so served or sent, any such notice shall be deemed given on the date same is personally delivered, or if mailed, on the second business day after depositing same in a P.O. Box regularly maintained by the U.S. Post Office Department, or if by Federal Express or other overnight courier, on the first business day after sending

ARTICLE XVII

Holding Over

Section 17.01. If Tenant shall remain in the Demised Premises after the expiration of the Term without having executed and delivered a new lease with Landlord, such holding over shall not constitute a renewal or extension of this Lease. Landlord may, at its option, elect to treat Tenant as one who has not removed at the end of its Term, and thereupon be entitled to all the remedies against Tenant provided by law in that situation (including but not limited to seeking damages in connection with claims brought by any successor tenants), along with deeming Tenant as holding over from month to month, subject to all the terms and conditions of this Lease, except as to duration thereof, and in that event Tenant shall pay 150% of the Basic Monthly Rent in advance. Any such tenancy shall continue until terminated by Landlord or Tenant by notice given at least thirty (30) days prior to the intended date of termination, which termination date must be as of the end of a calendar month. The time limitations described in this Article XVII shall not be subject to extension for Force Majeure.

ARTICLE XVIII

Liens

Section 18.01. Tenant shall not create any lien or other encumbrance upon any interest of Landlord or any ground or underlying lessor in any portion of the Demised Premises. If, because of any act or omission (or alleged act or omission) of Tenant, any construction lien claim or other lien (collectively “Lien”), charge, or order for the payment of money or other encumbrance shall be filed against Landlord and/or any ground or underlying lessor and/or any portion of the Demised Premises (whether or not such Lien, charge, order, or encumbrance is valid or enforceable as such), Tenant shall, at its own cost and expense, cause same to be discharged of record or bonded within twenty (20) days after the filing thereof; and Tenant shall indemnify and save harmless Landlord and all ground and underlying lessor(s) against and from all costs, liabilities, suits, penalties, claims, and demands, including reasonable counsel fees, resulting therefrom. If Tenant fails to comply with the foregoing provisions, Landlord shall have the option of discharging or bonding any such Lien, charge, order, or encumbrance, and Tenant agrees to reimburse Landlord for all costs, expenses and other sums of money in connection therewith (as Additional Rent) with interest at the maximum rate permitted by law promptly upon demand. All materialmen, contractors, artisans, mechanics, laborers, and any other persons now or hereafter contracting with Tenant or any contractor or subcontractor of Tenant for the furnishing of any labor services, materials, supplies, or equipment with respect to any portion of the Demised Premises, at any time from the date hereof until the end of the Term of this Lease, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same.

ARTICLE XIX

Condition of Demised Premises, Loss, Etc.

Section 19.01. Landlord shall not be responsible for the loss of, or damage to, Tenant’s property or that under its care, custody or control, or injury to Tenant occurring in or about the Demised Premises, or for any business interruption loss, for any reason, other than the negligence or willful misconduct of Landlord, its employees, agents or contractors, to include but not be limited to: any existing or previous or future conditions, defects, matters or things in the Demised Premises; the acts, omissions or negligence of other persons or tenants in and about the Demised Premises; theft or burglary from the Demised Premises; and defects, errors or omissions in the construction or design of any of the improvements to or on the Demised Premises including the structural and nonstructural portions thereof. Tenant covenants and agrees to make no claim for any such loss, damage or injury at any time.

ARTICLE XX

Inspection, For Sale and For Rent Signs

Section 20.01. Landlord, or its agents, shall have the right to enter the Demised Premises upon advance notice at reasonable hours to examine the same, or to exhibit the Demised Premises to prospective purchasers and to place upon the Demised Premises a suitable “For Sale” sign, which sign must be approved by Tenant, which approval shall not be unreasonably withheld. Landlord shall use reasonable efforts to minimize disruptions to Tenant’s business operations. For six (6) months prior to the expiration of the Term, Landlord, or its agents, may exhibit the Demised Premises to prospective tenants and may place the usual “To Let” signs thereon.

ARTICLE XXI

Signs

Section 21.01. No sign, advertisement or notice shall be affixed to or placed upon any part of the Demised Premises by Tenant, except in such manner, and of such size, design and color as shall be approved in advance in writing by Landlord, which approval Landlord shall not unreasonably withhold, provided: (i) that Tenant comply with all applicable governmental ordinances and regulations and receives all necessary governmental approvals required for erection and maintenance of the sign and (ii) no later than the last day of the Term, Tenant shall, at Tenant’s expense, remove the sign and repair all injury done by or in connection with the installation or removal of the sign.

ARTICLE XXII

Security Deposit and Late Charge

Section 22.01. Tenant has this day delivered to Landlord the sum of $36,416.67 representing two (2) Month’s Basic Rent as security for the full and faithful performance by Tenant of all of the terms and conditions upon Tenant’s part to be performed, which said sum shall be returned to Tenant within thirty (30) days after the expiration of the Term herein, provided Tenant has fully and faithfully carried out all of the terms, covenants and conditions on Tenant’s part to be performed. In the event Landlord uses any of said security deposit to cure Tenant’s default(s) or meet any of Tenant’s obligations, Tenant covenants upon demand to replace the amount so utilized. In the event of a bona fide sale, subject to this Lease, Landlord shall have the right to transfer the security to the vendee and Landlord shall be considered released by Tenant from all liability for the return of such security; and Tenant agrees to look solely to the new landlord for the return of the said security, and it is agreed that this shall apply to every transfer or assignment made of the security to a new landlord. The security deposited under this shall not be mortgaged, assigned or encumbered by Tenant without the written consent of Landlord. During the Term of this Lease, Landlord may commingle the Security Deposit with its general funds.

Section 22.02. Anything in this Lease to the contrary notwithstanding, at Landlord’s option, Tenant shall pay a “Late Charge” of five (5%) percent of any installment of Basic Monthly Rent or Additional Rent paid more than ten (10) days after the due date thereof, to cover the extra expense involved in handling delinquent payments.

ARTICLE XXIII

Financial Statements

Section 23.01. Tenant agrees, within thirty (30) days after the Landlord’s request not more than one (1) time per year, to furnish to Landlord or Landlord’s Mortgagee, a certified balance sheet and profit and loss statement for the last accounting year, and any other documentation reasonably requested by Landlord or Landlord’s Mortgagee.

ARTICLE XXIV

Broker

Section 23.01. Landlord and Tenant represent and warrant one to the other that Resource Realty (the “Broker”) is the only broker involved in bringing about this transaction. Landlord and Tenant agree to indemnify and hold each other harmless from any and all claims of any brokers other than the Broker arising out of or in connection with the negotiations of or the entering into this Lease by Landlord and Tenant. Any commissions due and owing to the Broker shall be paid by Landlord pursuant to a separate agreement.

ARTICLE XXV

Commencement Date Agreement

Section 25.01. Neither Landlord nor Tenant shall record this Lease or a Memorandum of this Lease. However, promptly after the commencement of the Term, the parties shall execute and deliver, in duplicate original counterparts, an agreement stating the commencement and expiration dates of the Term of this Lease

ARTICLE XXVI

Waiver of Trial by Jury

Section 26.01. Landlord and Tenant waive trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant against the other in any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Demised Premises, and/or any claim of injury or damage.

ARTICLE XXVII

Waiver of Distraint

Section 27.01. Landlord shall have a lien and security interest on all personal property and equipment of Tenant, in addition to statutory liens of Landlord now or hereafter in effect., except that any such lien shall be subordinated to the lien of any institutional financing obtained by Tenant and Landlord agrees to execute such documentation reasonable acceptable to Landlord evidencing Landlord’s subordination of such lien at the request of Tenant.

ARTICLE XXVIII

Personal Liability

Section 28.01. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that there shall be absolutely no personal liability on the part of Landlord, its successors, assigns or any mortgagee in possession (for the purposes of this Paragraph, collectively referred to as “Landlord”), with respect to any of the terms, covenants and conditions of this Lease, and that Tenant shall look solely to the equity of Landlord in the Demised Premises including rent by any other tenants of the Real Property for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, such exculpation of liability to be absolute and without any exceptions whatsoever. A deficit capital account of any portion in Landlord shall not be deemed an asset or property of Landlord. The foregoing limitation of liability shall be noted in any judgment secured against Landlord and in the judgment index.

ARTICLE XXIX

Retained Rights/Roof Rights

Section 29.01. (a) Landlord hereby reserves to itself, its successors and assigns the full use of the roof and the right to grant, construct, maintain and use ingress and egress easements, railroad easements, utility easements, drainage easements, across, through, over and under the Demised Premises and Real Property or to or from other lands and other portions of the Real Property now owned or in the future acquired by the Landlord, and to construct and install pipes and other equipment necessitated thereby, provided, however, that the same be at the cost of the Landlord and does not unreasonably interfere with the use of or access to the Demised Premises by the Tenant.

(b) Notwithstanding anything contained herein to the contrary, Tenant shall have the non-exclusive right to install and maintain a satellite dish (the “Equipment”) on the roof of the building at Tenant’s sole expense and risk. Any change in Equipment by Tenant shall require the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Before making any installations on the roof of building, in order to prevent damage to the roof or the voiding or other problems with the enforcement of the warranty of the roof, Tenant agrees to (i) provide Landlord and Landlord’s roofing contractor and/or other designee with Tenant’s plans and specifications for any such installation and (ii) obtain Landlord’s prior written consent to such installation, which consent shall not be unreasonably withheld, conditioned, or delayed; and (iii) if Landlord reasonably requires, Tenant will, at its sole cost and expense (but not to exceed competitive market rates), have such roofing contractor and/or designee perform any work that affects the roof or roof warranty or have such roofing contractor and/or designee present during such installation. Landlord shall have the right to disapprove any installations or alterations that is reasonably anticipated to void or adversely affect the roof warranty.

(c) Except as set forth above with respect to work affecting the roof, Tenant shall install the Equipment at Tenant’s sole cost, expense and risk, and shall do so in a good, workmanlike manner and in compliance with all Laws, including, without limitation, those of the Federal Communications Commission. Tenant, at its sole cost and expense, shall obtain any permits, licenses, variances, or other approvals required with respect to the installation or operation of the Equipment or to the alterations to be performed by Tenant. Landlord agrees to cooperate with Tenant in connection with the obtaining of such permits, licenses, variances, or other approvals. Tenant shall deliver true and complete copies thereof to Landlord prior to commencing any installations or alterations.

(d) The risk of loss or damage to Tenant’s installation shall at all times remain with Tenant unless due to gross negligence or willful misconduct of Landlord. Notwithstanding the foregoing, the Landlord shall have the right to access the roof at any time for the purpose of making any repairs to the roof and performing any work thereto as may be necessary, in Landlord’s reasonable judgment; provided, however, that Landlord covenants not to disturb Tenant’s Equipment without notice to Tenant. Landlord further covenants that it shall use commercially reasonably efforts not to interfere with Tenant’s use of the Equipment or the operation of Tenant’s business in connection therewith.

(e) Tenant shall be responsible for the reasonable costs of any repairs to the roof, which repairs are necessitated by the installation, operation, maintenance or removal of the Equipment, except to the extent due to the negligence of Landlord. At the expiration or sooner termination of this Lease, Tenant shall remove the Equipment and related wiring and repair the affected area of the building, including the roof. Any property of Tenant remaining on the roof after the last day of the Term of this Lease shall be conclusively deemed abandoned and may be removed by Landlord, and Tenant shall reimburse Landlord for the cost of such removal. Landlord may have any such property stored at Tenant’s risk and expense.

(f) Landlord makes no representations or guaranties regarding the adequacy or sufficiency of the utility services on the roof, or that same is available. Landlord shall not be liable in any way to Tenant for any loss, damage or expense which Tenant may sustain or incur as a result of any failure, defect or change in the quantity or character of electrical energy available for redistribution to the roof pursuant to this Paragraph, nor for any interruption in the supply. Tenant agrees that such supply may be interrupted for: (i) inspection, repairs, and replacement during the non-business hours of Tenant, and (ii) emergencies.

ARTICLE XXX

Corporate Guaranty

Section 30.01. This Lease is contingent upon the, unconditional guarantee of the terms and conditions of this Lease Agreement by Micronetics, Inc, parent company of Tenant, (the “Guarantor”) during the lease Term and during the period of any renewals, extensions or modifications. The Guarantor’s obligations in this Article XXX are more particularly set forth in the Guaranty attached hereto as Exhibit C and made a part hereof. Additionally, the Guarantor shall unconditionally guaranty the repair and restoration obligations that arise at the conclusion of the Lease.

ARTICLE XXXI

Renewal Option

Section 31.01. Provided that there is no ongoing Event of Default, Tenant is hereby granted one (1) option to renew this Lease for a period five (5) years upon the following terms and conditions:

(A) At the time of the exercise of the option to renew and at the time of said renewal, there is no ongoing Event of Default and Tenant shall be in possession of the Demised Premises pursuant to this Lease.

(B) Notice of the exercise of the option shall be sent to the Landlord in writing at least nine (9) months before the expiration of the Term of this Lease, TIME HEREBY BEING MADE OF THE ESSENCE.

(C) The renewal term shall be for the term of five (5) years and shall commence immediately at the expiration of the Term of this Lease and all of the terms and conditions of this Lease, other than the Annual Basic Rent, shall apply during any such renewal term.

(D) The Annual Basic Rent for the first year of the renewal term shall be the fair market value (the “FMV”) of the leasehold value of the Demised Premises, including any increase in the size of the Demised Premises or modifications or alterations to the Demised Premises at the time the option to extend this Lease is exercised. Six (6) months prior to, but no later than three (3) months subsequent to the end of the Term, the Landlord shall advise Tenant of the FMV of the leasehold value of the Premises and present same to the Tenant. Tenant shall have fifteen (15) days to accept or dispute Landlord’s determination of the FMV. If not specifically disputed in writing, it shall be deemed accepted and the Annual Basic Rent for the first lease year shall be adjusted and fixed in accordance with Landlord’s statement. If disputed, Tenant shall furnish Landlord with its appraisal of the FMV within thirty (30) days of its notice; and Landlord shall have thirty (30) days after receipt thereof to hire an appraiser and accept or reject in writing Tenant’s FMV. If rejected, then Landlord’s and Tenant’s appraisers shall select a third appraiser to determine the FMV and the determination of the FMV by such third appraiser shall be final and binding. The cost of the third appraiser shall be borne equally by the parties. During any period such dispute (“Dispute Period”) is pending, the Annual Basic Rent shall be equal to the Annual Basic Rent from the prior Lease Year and adjusted thereafter, if required, based on the binding appraisal. If there is a deficiency in the Annual Basic Rent paid by Tenant to Landlord during the Dispute Period, Tenant shall pay Landlord said deficiency within thirty (30) days of receipt of the binding appraisal. In the event the Tenant overpaid the Annual Basic Rent during the Dispute Period, Landlord shall give Tenant a credit for any such overpayment.

ARTICLE XXXII

Miscellaneous

Section 32.01. Partial Invalidity. If any term or provision of this Lease or the application thereof to any party or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to parties or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

Section 32.02. Waivers.

(A) One or more waivers by either party of the obligation of the other to perform any covenant or condition shall not be construed as a waiver of a subsequent breach of the same or any other covenant or condition.

(B) The receipt of Basic Rent or Additional Rent by Landlord, with knowledge of any breach of this Lease by Tenant or of any default on the part of Tenant in the observance or performance of any of the conditions or covenants of this Lease, shall not be deemed to be a waiver of any provision of this Lease. Neither acceptance of the keys nor any other act or thing done by Landlord or any agent or employee during the Term herein demised shall be deemed to be an acceptance of a surrender of said Demised Premises, excepting only an agreement in writing signed by Landlord accepting or agreeing to accept such a surrender.

Section 32.03. Number, Gender. Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

Section 32.04. Successors, Assigns. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the respective parties and their successors and assigns.

Section 32.05. Headings. The Article and marginal headings herein are intended for convenience in finding the subject matters, are not to be taken as part of this Lease and are not to be used in determining the intent of the parties to this Lease.

Section 32.06. Entire Agreement. This instrument contains the entire and only agreement between the parties and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect. This Lease shall not be modified in any way or terminated except by a writing executed by both parties.

Section 32.07. Landlord and Landlord’s Consent. The term “Landlord” as used in this Lease means only the holder, for the time being, of Landlord’s interest under this Lease so that in the event of any transfer of title to the Demised Premises Landlord shall be and hereby is entirely freed and relieved of all obligations of Landlord hereunder accruing after such transfer, and it shall be deemed without further agreement between the parties that such grantee, transferee or assignee has assumed and agreed to observe and perform all obligations of Landlord hereunder arising during the period it is the holder of Landlord’s interest hereunder. Whenever Landlord’s consent is required in this Lease, it is understood by the parties that said consent shall not be unreasonably withheld or delayed.

Section 32.08. Words of Duty. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of covenants.

Section 32.09. Cumulative Remedies. The specified remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord or Tenant may lawfully be entitled in case of any breach or threatened breach of any provision of this Lease.

Section 32.10. No Option. The submission of this Lease Agreement for examination does not constitute a reservation of, or option for, the Demised Premises, and this Lease Agreement becomes effective as a Lease Agreement only upon execution and delivery thereof by Landlord and Tenant.

Section 32.11. Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Basic Rent and Additional Rent and additional charges payable hereunder shall be deemed to be other than a payment on account of the earliest stipulated Monthly Basic Rent and Additional Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment for Basic Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Basic Rent and Additional Rent or pursue any other remedy provided herein or by law.

Section 32.12. Corporate Authority. If Tenant is a corporation, Tenant represents and warrants that this Lease and the undersigned’s execution of this Lease has been duly authorized and approved by the corporation’s Board of Directors. The undersigned officers and representatives of the corporation executing this Lease on behalf of the corporation represent and warrant that they are officers of the corporation with authority to execute this Lease on behalf of the corporation, and within fifteen (15) days of execution hereof, Tenant will provide Landlord with a corporate resolution confirming the aforesaid.

Section 32.13. Lease Commencement. Notwithstanding anything contained herein to the contrary, if Landlord, for any reason beyond Landlord’s reasonable control cannot deliver possession of the Demised Premises to Tenant at the commencement of the agreed Term as set forth in Section 2.01, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but in that event, the Term shall be for the full Term as specified above to commence from and after the date Landlord shall have delivered possession of the Demised Premises to Tenant, and, if requested by Landlord or Tenant, Landlord and Tenant shall, by a writing signed by the parties, ratify and confirm said commencement and termination dates.

Section 32.14. Applicable Law. This Lease shall be interpreted and construed in accordance with the laws of the State of New Jersey (excluding New Jersey conflict of laws) and by the state courts of New Jersey.

Section 32.15. Force Majeure. The parties’ obligations except the obligation to pay any sums due hereunder shall be subject to those situations beyond such party’s control, including by way of example and not by way of limitation, acts of God; accidents; repairs; strikes; shortages of labor, supplies or materials; inclement weather; or, where applicable, the passage of time while waiting for an adjustment of insurance proceeds. Any time limits required to be met by Landlord or Tenant hereunder, whether specifically made subject to Force Majeure or not, shall, be automatically extended by the number of days by which any performance called for is delayed due to Force Majeure.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

SAI PROPERTY MANAGEMENT, LLC, Landlord

By:	/s/ Nick Petrovigi
Name:	Nick Petrovigi
Title:	Managing Member

MICROWAVE CONCEPTS, INC., Tenant

By:	/s/ David Robbins
Name:	David Robbins
Title:	President

Exhibit A

Description of Demised Premises

Exhibit B

Landlord’s Work

•	Premises to be delivered in broom swept condition, with all mechanical systems in good working order

•

Landlord to deliver front office area of +/- 6,000 sq. ft. fully painted and carpeted (colors to be mutually agreed to by Landlord and Tenant), with four lavatories, drop ceiling throughout, air conditioning throughout, eight (8) private offices and two (2) conference rooms per Tenant’s plans.

•

Landlord to construct per Tenant’s plans +/- 6,000 sq. ft of office in the middle of the warehouse area to include: drop ceiling, air conditioning, finished partition walls, carpet or VCT flooring, a break room with a sink, two (2) new lavatories with two (2) to four (4) stalls in each.

•	Landlord to provide per Tenant’s plans two (2) new lavatories with two (2) to four (4) stalls in each rear warehouse area.

•	Landlord to provide air conditioning (+/- 30 tons) and one main trunk line in rear warehouse area.

Exhibit C

GUARANTY

WHEREAS, SAI PROPERTY MANAGEMENT, LLC, a New Jersey limited liability company with an address at 2 Henderson Drive, West Caldwell, New Jersey (the “Landlord”) is simultaneously herewith entering into a Lease with MICROWAVE CONCEPTS, INC., a Delaware Corporation with an address at 2 Henderson Drive, West Caldwell, New Jersey (hereinafter the “Tenant”) for approximately 22,000 square feet at the property located at 2 Henderson Drive, West Caldwell, New Jersey (the “Lease”); and

WHEREAS, the Landlord requires that Micronetic, Inc., a Delaware corporation with an address at 26 Hampshire Drive, Hudson, NH 03051 (hereinafter the “Guarantor”), the parent company of Tenant, guarantee the full faith and performance of the terms and conditions of the Lease on behalf of Tenant; and

WHEREAS, the Guarantor has consented to guarantee the terms and conditions of the Lease as hereinafter set forth.

NOW, THEREFORE, to induce the Landlord to enter into said Lease, the Guarantor hereby agrees as follows:

1. (a) During the Term of the Lease, and thereafter including any renewals periods, the Guarantor unconditionally guarantees to the Landlord and the successors and assigns of the Landlord, the full and punctual performance and observance by the Tenant of all of the terms, covenants and conditions in said Lease contained on Tenant’s part to be kept, performed or observed.

(b) If, at any time during the Lease Term, Tenant shall default in the performance or observance of any of the terms, covenants or conditions in the Lease, beyond applicable notice and grace periods the Guarantor, upon written notice from Landlord, will keep, perform and observe such terms, covenants or conditions in place and stead of the Tenant.

(c) The liability of the Guarantor hereunder shall be enforceable against the Guarantor without the necessity for any suit or proceedings on the Landlord’s part of any kind or nature whatsoever against the Tenant.

2. Any act of the Landlord, or the successors or assigns of the Landlord, consisting of a waiver of any of the terms or conditions of said Lease, or the giving of any consent to any manner or thing relating to said Lease, or the granting of any indulgences or extensions of time, to the Tenant, may be done without notice to the Guarantor and without releasing the obligations of the Guarantor hereunder.

3. The obligations of the Guarantor hereunder shall not be released by Landlord’s receipt, application or release of security given for the performance and observance of covenants and conditions in said Lease contained on the Tenant’s part to be performed or observed; nor by any modification of such Lease, but in the case of any such modification, the liability of the Guarantor shall be deemed modified in accordance with the terms of any such modification of the Lease

4. The liability of the Guarantor hereunder shall in no way be affected by (a) the release or discharge of the Tenant in any creditors’ receivership, bankruptcy or other proceedings; (b) the impairment, limitation or modification of the liability of the Tenant or the estate of the Tenant in bankruptcy, or of any remedy for the enforcement of the Tenant’s said liability under the Lease, resulting from the operation of any present or future provision of the Bankruptcy Code or other statute or from the decision in any court; (c) the rejection or disaffirmance of the Lease in any such proceedings; (d) the assignment or transfer of the Lease by the Tenant; (e) any disability or other defense of the Tenant; or (f) the cessation from any cause whatsoever of the liability of the Tenant.

5. Until all the covenants and conditions in said Lease on the Tenant’s part to be performed and observed are fully performed and observed, the Guarantor: (a) shall have no right of subrogation against the Tenant by reasons of any payments or acts of performance by the Guarantor hereunder; (b) waives any right to enforce any remedy which the Guarantor now or hereafter shall have against the Tenant by reason of any one or more payment or acts of performance in compliance with the obligations of the Guarantor hereunder; and (c) subordinates any liability or indebtedness of the Tenant now or hereafter held by the Guarantor to the obligations of the Tenant to the Landlord under said Lease.

6. Notwithstanding any payments of Rent and Additional Rent made by the undersigned pursuant to the provisions of this Guaranty, so long a Tenant is in default under the terms of the Lease the undersigned shall not seek to enforce or collect upon any rights which the undersigned now has or may acquire against the Tenant either by way of subrogation, indemnity, reimbursement or contribution for any amount paid under this Guaranty. In the event either a petition is filed under the Bankruptcy Code or under any other applicable Federal or state insolvency law in regard to the Tenant, or an action or proceeding is commenced for the benefit of the creditors of the Tenant, and the Landlord is ordered to repay all or any portion of any payments made to Landlord which were received from or on behalf of the Tenant and which are held voidable on the grounds of preference, fraudulent conveyance or otherwise, the undersigned shall pay to the Landlord an amount equal to such payments held to be voidable, provided, however, that the aggregate of all payments made by the undersigned under this Guaranty shall not exceed the amount of the Annual Basic Rent and Additional Rent arrears then due and payable.

If at any time payment, or portion thereof, made by or for the account of the undersigned on account of the obligations under this Guaranty, is set aside by any court or trustee having jurisdiction as a voidable preference, fraudulent conveyance or otherwise as being subject to avoidance or recovery under the provisions of the Bankruptcy Code or under any other applicable Federal or state insolvency law or similar law, the undersigned hereby agrees that this Guaranty (a) shall continue and remain in full force and effect, and (b) if previously terminated as a result of the undersigned having fulfilled the undersigned’s obligations hereunder in full or as a result of the Landlord having released the undersigned from its obligations and liabilities hereunder, shall without further act or instrument be reinstated and shall thereafter remain in full force and effect, in either case with the same force and effect as though such payment or portion thereof had not been made, and, if applicable, as if such previous termination had not occurred.

7. This Guaranty shall apply to the said Lease and to any renewal or extension thereof.

8. The Guarantor shall pay Landlord’s reasonable attorneys’ fees and all costs and other expenses incurred in any collection or attempted collection or in any negotiations relative to the obligations hereby guaranteed or enforcing this Guaranty of Lease against the Guarantor.

9. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by the Guarantor and the Landlord.

10. This Guaranty shall inure to the benefit of the Landlord, and its heirs, legal representatives, successors and assigns; and shall be binding on the Guarantor and its successors and assigns. Landlord may without notice, assign this Guarantee of Lease in whole or in part and no assignment or transfer of the Lease shall operate to extinguish or diminish the liability of the undersigned hereunder.

11. This Guaranty, and the rights and obligations of the Guarantor hereto, shall be interpreted and construed in accordance with the laws of the State of New Jersey.

IN WITNESS WHEREOF, the Guarantor has hereunto set his hand and seal the 17th day of October, 2008

Micronetics, Inc., Guarantor

By:
Name:
Title:

39